Exhibit T3E-3

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
In re: MESA AIR GROUP, INC., et al., Debtors.[1]	Chapter 11 Case No. 10-10018 (MG) (Jointly Administered)

NOTICE OF ENTRY OF ORDER: (I) APPROVING DISCLOSURE STATEMENT; (II)　APPROVING SOLICITATION AND NOTICE MATERIALS; (III) APPROVING FORMS OF BALLOTS; (IV) ESTABLISHING SOLICITATION AND VOTING PROCEDURES; (V) ALLOWING AND ESTIMATING CERTAIN CLAIMS FOR VOTING PURPOSES; (VI) SCHEDULING A CONFIRMATION HEARING; AND (VII)　ESTABLISHING NOTICE AND OBJECTION PROCEDURES

PLEASE TAKE NOTICE that by order entered on November 23, 2010 (the "Approval Order"), the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") approved the Disclosure Statement filed by Mesa Air Group, Inc. and those of its subsidiaries that are debtors and debtors in possession (collectively, the "Debtors") and directed the Debtors to solicit votes to accept or reject the Second Amended Joint Plan of Reorganization of Mesa Air Group, Inc. and Affiliated Debtors Under Chapter 11 of the Bankruptcy Code (as the same may be updated, supplemented, amended and/or otherwise modified from time to time, the "Plan"),2 annexed as Exhibit B to the Disclosure Statement.

PLEASE TAKE FURTHER NOTICE that the Approval Order establishes November 18, 2010 as the Voting Record Date for determining the holders of pre-chapter 11 claims entitled to vote on the Plan and establishes 4:00 p.m. (Prevailing Eastern Time) on January 4, 2011 as the Voting Deadline for the submission of ballots to accept or reject the Plan (the "Ballots").

PLEASE TAKE FURTHER NOTICE that holders of claims entitled to vote on the Plan will receive electronic copies on CD-ROM or hard copies of (i) the Approval Order, the Disclosure Statement, the Plan and certain exhibits thereto, (ii) this notice, (iii) if applicable, a letter from the statutory committee of unsecured creditors (the "Creditors' Committee") regarding acceptance of the Plan, and (iv) a Ballot or Beneficial Ballot, as appropriate, together with a pre-addressed postage pre-paid envelope to be used in voting to accept or to reject the Plan. Failure to follow the instructions set forth on the Ballot or Beneficial Ballot, as applicable, may disqualify that Ballot or Beneficial Ballot and the vote represented thereby.

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1 The Debtors are: Mesa Air Group, Inc. (2351); Mesa Air New York, Inc. (3457); Mesa In-Flight, Inc. (9110); Freedom Airlines, Inc. (9364); Mesa Airlines, Inc. (4800); MPD, Inc. (7849); Ritz Hotel Management Corp. (7688); Regional Aircraft Services, Inc. (1911); Air Midwest, Inc. (6610); Mesa Air Group Airline Inventory Management, LLC (2015); Nilchii, Inc. (5531); and Patar, Inc. (1653).

2 Unless otherwise defined herein, each capitalized term used herein shall have the meaning ascribed to it in the Plan.

PLEASE TAKE FURTHER NOTICE that if you received electronic copies of the Disclosure Statement and the Plan and would like to receive paper copies, please visit the Debtors' case information website (located at: www.dm.epiq11.com/mesa), or contact the Debtors' Solicitation Agent, Epiq Bankruptcy Solutions, LLC, at 646-282-2400.

PLEASE TAKE FURTHER NOTICE that holders of (i) unimpaired claims and (ii) interests that will receive no distribution under the Plan are not entitled to vote on the Plan and, therefore, will receive a notice of nonvoting status rather than a Ballot. If you have not received a Ballot (or you have received a Ballot in an amount you believe to be incorrect) but believe that you should be entitled to vote on the Plan (or vote in an amount different than the amount listed on your Ballot), then you must serve on the Debtors and the Creditors' Committee and file with the Bankruptcy Court a motion for an order pursuant to Bankruptcy Rule 3018(a) (a　"Rule 3018(a) Motion") temporarily allowing such claim in a different amount for purposes of voting to accept or reject the Plan on or before the fourteenth (14th) day after the Debtors complete distribution of the Solicitation Packages. In accordance with Bankruptcy Rule 3018, as to any creditor filing a Rule 3018(a) Motion, such creditor's Ballot will not be counted unless temporarily allowed by the Bankruptcy Court for voting purposes after notice and a hearing. Rule 3018(a) Motions that are not timely filed and served in the manner as set forth above may not be considered.

PLEASE TAKE FURTHER NOTICE that a hearing will be held before the Honorable Martin Glenn, United States Bankruptcy Judge, at the United States Bankruptcy Court, One Bowling Green, New York, New York,3 on January 14, 2011 at 10:00 a.m. (Prevailing Eastern Time) or as soon thereafter as counsel may be heard (the "Confirmation Hearing") to consider the entry of an order confirming the Plan. The Confirmation Hearing may be continued from time to time without further notice other than a notice filed on the Court's docket or an announcement by the Debtors of the adjourned date(s) at the Confirmation Hearing or any continued hearing, and the Plan may be modified, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to interested parties.

PLEASE TAKE FURTHER NOTICE that under the Plan, the Debtors shall assume and reject executory contracts and unexpired leases pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code. The executory contracts and unexpired leases to be assumed under the Plan will be set forth in the Plan Supplement.

PLEASE TAKE FURTHER NOTICE that objections, if any, to the Plan must be in writing, must conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court and shall be filed with the Bankruptcy Court electronically in accordance with the Bankruptcy Court's Order Establishing Certain Notice, Case Management and Administrative Procedures entered January 15, 2010 [Docket No. 103] (the "Case Management Order") and served so as to be actually received on or before 4:00 p.m. (Prevailing

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3 In the event that the location of the Confirmation Hearing changes, the Debtors will file a notice of such change on the Bankruptcy Court's docket and post such notice on the Debtors' case information website (located at www.dm.epiq11.com/mesa).

Eastern Time) on January 4, 2011 by: (i) the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, NY 10004-1408,

4 Attn: Honorable Martin Glenn; (ii) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, New York 10004 (Attn: Andrea Schwartz), (iii) Pachulski Stang Ziehl & Jones LLP, 150 California Street, 15th Floor, San Francisco, California 94111 (Attn: Debra I. Grassgreen and John W. Lucas), and Pachulski Stang Ziehl & Jones LLP, 780 Third Avenue, 36th Floor, New York, New York 10017 (Attn: Maria A. Bove), attorneys for the Debtors, (iv) Mesa Air Group, Inc., Law Department 410 N. 44th St. Suite 700, Phoenix, Arizona 85008, (Attn: Brian S. Gillman, Esq.), and (v) counsel to the Creditors' Committee, Morrison & Foerster, 1290 Avenue of the Americas, New York, New York 10104 (Attn: Brett H. Miller and Lorenzo Marinuzzi). All replies to objections shall be filed on or before 12:00 noon (Prevailing Eastern Time) on January 11, 2011.

UNLESS AN OBJECTION IS TIMELY FILED AND SERVED AS PROVIDED HEREIN, IT MAY NOT BE CONSIDERED AT THE CONFIRMATION HEARING.
Dated: November 23, 2010 New York, New York	Pachulski Stang Ziehl & Jones LLP
	By	/s/ Debra I. Grassgreen

Richard M. Pachulski
Laura Davis Jones
Debra I. Grassgreen
Maria A. Bove
John W. Lucas
780 Third Avenue, 36th Floor
New York, NY 10017
Telephone: 212.561.7700
Facsimile: 212.561.777

Attorneys for Debtors
and Debtors in Possession

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4 In the event that the address for the chambers of the Honorable Martin Glenn changes, the Debtors will file a notice of such change on the Bankruptcy Court's docket and post such notice on the Debtors' case information website (located at www.dm.epiq11.com/mesa).